EXHIBIT 99.1

Standard Parking Corporation Reports EPS Unchanged for Fourth Quarter, Up 19% for Full Year; Generates $22 Million of Free Cash Flow; 2009 EPS Guidance of $1.05 - $1.11, Up to 4% Greater Than 2008; Expects 2009 Free Cash Flow of $20 - $25 Million

CHICAGO, March 11, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced financial results for the 2008 fourth quarter and full year. Fourth quarter 2008 earnings per share of $0.27 was unchanged from the fourth quarter of 2007. Full year 2008 earnings per share was $1.07, an increase of 19% over 2007.

2008 Highlights

 * Total number of locations increased to 2,215, up 4% over 2007

 * Total revenue reached $300 million, an increase of 13% over 2007
   (revenue figures exclude reimbursement of management contract expense)

 * Gross profit and operating income growth of 6% and 4%, respectively

 * Earnings per share of $1.07, a 19% increase over 2007

 * Free cash flow of $22.2 million

 * Signed amended and restated credit agreement that increased total credit facility by $75 million, to $210 million, and extended maturity to July 2013

 * Completed common stock repurchases of $60 million

 * Completed two strategic acquisitions in existing core markets

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased that our business model, which relies predominantly on fixed fee management contracts spread over a geographically diverse clientele across multiple vertical markets, continues to hold up reasonably well in these challenging economic times. As a result, in 2008 we once again delivered on our announced expectations. While our business model is not recession-proof, to this point it has enabled us to better withstand the economic downturn than most companies.

"Despite the country's economic pressures, we won the most new business ever in 2008, and our pipeline remains strong for 2009. We continue to win new contracts and add new locations, while at the same time reducing our exposure to underperforming leases. We have begun to leverage our investment in the security business in the West through cross-selling our parking management services to security clients and vice versa."

Wilhelm ended by stating, "We realize that during these difficult times, we must demonstrate our value to clients more than ever. In this context, we are pleased with our location retention and profit retention rate of 89% and 96%, respectively. As we continue to work closely with our clients to maximize their revenue and operating profitability, we are continuing our investments in technology and productivity initiatives that will allow us to continue to improve our own operating efficiencies and reduce costs."

Fourth Quarter 2008 Results

Revenue for the fourth quarter of 2008, excluding reimbursed management contract expense, increased by 7% to $74.7 million from $69.7 million in the fourth quarter of 2007. New and acquired locations contributed to the overall revenue performance.

Gross profit in the quarter decreased by 2% to $22.1 million from $22.7 million in the year-ago quarter primarily due to reduced activity at leased locations, particularly in the airport and hotel vertical markets. In addition, favorable changes in insurance loss reserve estimates relating to prior years contributed only $0.1 million in the fourth quarter of 2008 versus $0.9 million in 2007's fourth quarter.

General and administrative expenses for the fourth quarter of 2008, which included $0.5 million related to the restricted stock units granted to senior management in mid-2008, increased by 3% to $12.2 million from $11.8 million in the fourth quarter of 2007. Without the $0.5 million cost associated with the restricted stock unit grant, general and administrative expenses for the fourth quarter declined 1% as compared to the same period in 2007. The combined impact of a modest decline in gross profit and increase in G&A coupled with an almost 11% increase in depreciation attributable primarily to amortization of acquired contract rights, resulted in operating income decreasing by 11% to $8.4 million from $9.5 million in the final quarter of 2007.

Net interest expense for the fourth quarter of 2008 increased $0.5 million over the same period of 2007 as increased borrowings to fund stock repurchases offset lower borrowing rates.

Accordingly, net income decreased 13% to $4.4 million in the fourth quarter of 2008 from $5.0 million in the fourth quarter of 2007. Due to the decreased number of shares outstanding resulting from the stock repurchase program, earnings per share for the fourth quarter of 2008 was $0.27, unchanged from the 2007 fourth quarter.

The Company generated $6.7 million of free cash flow during the fourth quarter of 2008, as compared with $9.7 million generated in the year-ago quarter. The 2007 fourth quarter benefited from working capital changes, primarily related to accounts receivable and accounts payable, which generated $3 million in free cash flow that, as expected, did not recur in 2008. Free cash flow generated in the fourth quarter of 2008, along with available cash and draws on the revolving credit facility, was used to repurchase $22.5 million of common stock.

Recent Developments

On February 6, 2009, the Company was informed by its parent company, Steamboat Industries LLC ("Steamboat"), that Steamboat intends to sell a majority (and potentially all or substantially all) of its stake in the Company. Steamboat, which is controlled by the Company's chairman, John V. Holten, and which currently controls a majority of the voting power of the Company's common stock, intends that such sale would occur through one or more transactions, the result of which may be that the public float of the common stock of the Company will be increased.

Noteworthy new business activity includes the following:

 * During the fourth quarter of 2008, the Company commenced operations to manage the parking at Denver International Airport (DIA).  The
   DIA parking operation is one of the largest in the world, with over
   40,000 parking spaces in two garages, four surface lots and two separate valet services.

 * Also during the 2008 fourth quarter, the Company began managing the parking operations at Richmond International Airport, which is comprised of 7,300 parking spaces in two garages and three remote surface lots.  In addition, the Company operates a fleet of fifteen shuttle buses to transport passengers and Airport employees between the terminal and the three surface lots.

 * The Company was awarded a multi-year contract to manage campus parking operations for Columbia University in New York City.  The operation comprises over 750 parking spaces in four garages that offer both self-park and valet services to students and faculty.

 * The Company has expanded its relationship with the CIM Group, the largest commercial landlord in Hollywood.  Under separate awards, the Company now manages the parking operations at The Strand in
   Huntington Beach and Hollywood Center, The Galaxy and the Petersen
   Building, all in Hollywood.  The Hollywood portfolio of three garages contains approximately 1,250 parking spaces and sits strategically in the center of the Hollywood tourist center.

 * In Chicago, the Company was awarded a contract to manage the automated nine-story self-park garage located at 201 W. Madison in the Loop.  The Company also took over the parking operations at the
   Drake Hotel on Chicago's Magnificent Mile.

 * In the 2008 fourth quarter, the Company expanded its relationship with Jamison Services, Inc. with the addition of 12 parking locations and two security operations.  The Company has been a service provider to Jamison, one of the largest privately held real estate firms in California, for over 15 years.

Full Year 2008 Results

Revenue for fiscal 2008, excluding reimbursed management contract expense, increased by 13% to $300.1 million from $264.9 million in fiscal 2007.

Gross profit for 2008 increased by 6% to $90.8 million from $85.7 million in 2007. 2008 results included $1.6 million in proceeds from the Company's settlement of its Hurricane Katrina insurance claim.

General and administrative expenses for 2008 increased 6% to $47.6 million from $44.8 million a year earlier. The 2008 G&A expense includes $1.0 million attributable to the restricted stock units granted to senior management. Without the $1.0 million cost associated with the restricted stock unit grant, general and administrative expenses for 2008 increased by 4% compared to 2007. General and administrative expenses as a percent of gross profit was virtually unchanged at 52.4% for 2008 compared with 52.3% the previous year. The Company continues to work toward its goal of reducing this ratio to 50% or less.

Operating income for 2008 increased by 4% to $37.1 million from $35.5 million in 2007 despite an almost 14% increase in depreciation primarily attributable to amortization of acquired contract rights.

Net income increased by 10% to $19.0 million in 2008 as compared with $17.4 million in 2007. Earnings per share in 2008 were $1.07, which is $0.17 or 19% higher than 2007.

The Company generated $22.2 million of free cash flow during 2008 as compared with $32.1 million in 2007. Free cash flow of $22.2 million in 2008 was in line with expectations as certain fluctuations in working capital were expected to consume free cash flow in 2008. Additionally, in 2008 the Company made $6.9 million in capital investments, or $2.4 million more than during 2007, and paid $1.4 million more in income taxes than in 2007. Free cash flow generated in 2008, along with borrowings under the revolving credit facility, was used to complete the acquisition of G.O. Parking in Chicago and Downtown Valet in Seattle, and repurchase common stock.

2009 Outlook

The Company remains cautiously optimistic given the current economic environment, in large part due to the geographic and vertical market diversity of its client base. The Company also believes that its predominant reliance on fixed fee management contracts provides it with greater visibility and predictability in its business.

 * 2009 earnings per share expected to be in the range of
   $1.05 - $1.11, an increase of up to 4% over 2008, despite an increase in the Company's implied effective tax rate to 40.0% in
   2009 from 37.9% in 2008.

 * This guidance assumes approximately 16 million diluted shares outstanding and does not include (i) the impact of any acquisitions or mergers that might be completed during 2009, (ii) any 2009 stock repurchases beyond the 0.2 million shares purchased to date in the
   2009 first quarter, (iii) any costs associated with the potential sale of the Steamboat shares, or (iv) the recurrence of certain items in 2008 that benefitted 2008 earnings per share, including the Company's final settlement of its Hurricane Katrina insurance claim.

 * Due to limitations on the use of NOLs in any one year, the 2009 cash tax rate is expected to be approximately 18% as compared with
   8% in 2008, resulting in an expected increase in cash taxes of up to $2.8 million.

 * 2009 free cash flow is expected to be in the range of $20 million to $25 million.

 * The Company's priorities for using its free cash flow remain:
   -- Fund growth opportunities, including acquisitions
   -- Return value to shareholders
   -- Maintain appropriate debt levels

Conference Call

The Company's earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, March 12, 2009, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with more than 13,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of March 11, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the financial difficulties or bankruptcy of our major clients, including its impact on our ability to collect receivables; availability, terms and deployment of capital; potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our majority shareholder and the ability of our majority shareholder to control our major corporate decisions; potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services; changes in general economic and business conditions or demographic trends. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                     STANDARD PARKING CORPORATION
                     CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                                       December 31
                                                    ------------------
                                                      2008      2007
                                                    --------  --------
                      ASSETS
 Current assets:
  Cash and cash equivalents                           $8,301    $8,466
  Notes and accounts receivable, net                  45,198    42,706
  Prepaid expenses and supplies                        2,496     2,765
  Deferred taxes                                       3,253     6,247
                                                    --------  --------
   Total current assets                               59,248    60,184
 Leasehold improvements, equipment and construction
  in progress, net                                    17,542    15,695
 Other assets:
  Advances and deposits                                4,433     1,382
  Long-term receivables, net                           6,680     4,854
  Intangible and other assets, net                     6,916     4,350
  Cost of contracts, net                              10,872     7,688
  Goodwill                                           123,550   119,890
  Deferred taxes                                          --     1,345
                                                    --------  --------
                                                     152,451   139,509
                                                    --------  --------
   Total assets                                     $229,241  $215,388
                                                    ========  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                   $46,446   $42,941
  Accrued rent                                         4,279     5,438
  Compensation and payroll withholdings                9,331    10,017
  Property, payroll and other taxes                    2,891     2,137
  Accrued insurance                                    6,840     6,949
  Accrued expenses                                     8,016     8,654
  Current portion of obligations under credit
   agreements and other                                  120       139
  Current portion of capital lease obligations           948     1,799
                                                    --------  --------
   Total current liabilities                          78,871    78,074
 Deferred taxes                                        3,305        --
 Long-term borrowings, excluding current portion:
  Obligations under credit agreements                120,600    74,150
  Capital lease obligations                            2,091     2,850
  Other                                                1,305     1,425
                                                    --------  --------
                                                     123,996    78,425
 Other long-term liabilities                          22,052    19,550
 Stockholders' equity:
  Common stock, par value $.001 per share;
   21,300,000 shares authorized; 16,110,781 and
   18,371,308 shares issued and outstanding as of
   December 31, 2008, and 2007, respectively              16        18
  Additional paid-in capital                         103,541   150,520
  Accumulated other comprehensive income                  85       482
  Treasury stock, at cost, 627,423 and 48,474 shares
   as of December 31, 2008 and 2007, respectively    (11,161)   (1,172)
  Accumulated deficit                                (91,464) (110,509)
                                                    --------  --------
   Total stockholders' equity                          1,017    39,339
                                                    --------  --------
   Total liabilities and stockholders' equity       $229,241  $215,388
                                                    ========  ========

                     STANDARD PARKING CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
         (in thousands, except for share and per share data)

                          Three Months Ended      Twelve Months Ended
                        ----------------------  ----------------------
                         Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------
 Parking services
  revenue:
  Lease contracts          $37,980     $37,959    $154,311    $145,327
  Management contracts      36,675      31,727     145,828     119,612
                        ----------  ----------  ----------  ----------
                            74,655      69,686     300,139     264,939
 Reimbursed management
  contract expense          99,934      93,530     400,621     356,782
                        ----------  ----------  ----------  ----------
 Total revenue             174,589     163,216     700,760     621,721

 Cost of parking
  services:
  Lease contracts           34,948      34,098     140,058     129,550
  Management contracts      17,567      12,921      69,285      49,726
                        ----------  ----------  ----------  ----------
                            52,515      47,019     209,343     179,276
 Reimbursed management
  contract expense          99,934      93,530     400,621     356,782
                        ----------  ----------  ----------  ----------
 Total cost of parking
  services                 152,449     140,549     609,964     536,058

 Gross profit:
  Lease contracts            3,032       3,861      14,253      15,777
  Management contracts      19,108      18,806      76,543      69,886
                        ----------  ----------  ----------  ----------
 Total gross profit         22,140      22,667      90,796      85,663

 General and
  administrative
  expenses                  12,162      11,782      47,619      44,796
 Depreciation and
  amortization               1,570       1,418       6,059       5,335
                        ----------  ----------  ----------  ----------
 Total costs and
  expenses                 166,181     156,267     663,642     588,707

 Operating income            8,408       9,467      37,118      35,532

 Other expenses (income):
  Interest expense           2,095       1,744       6,476       7,056
  Interest income               16        (117)       (173)       (610)
                        ----------  ----------  ----------  ----------
                             2,111       1,627       6,303       6,446
 Minority interest              27          88         148         446
                        ----------  ----------  ----------  ----------
 Income before income
  taxes                      6,270       7,752      30,667      28,640
 Income tax expense
  (benefit)                  1,888       2,741      11,622      11,267
                        ----------  ----------  ----------  ----------
 Net income                 $4,382      $5,011     $19,045     $17,373
                        ==========  ==========  ==========  ==========

 Common Stock Data:
 Net income per common
  share:
  Basic                      $0.27       $0.27       $1.10       $0.92
  Diluted                    $0.27       $0.27       $1.07       $0.90
 Weighted average common
  shares outstanding:
  Basic                 16,041,375  18,468,803  17,325,235  18,831,667
  Diluted               16,430,630  18,901,321  17,731,473  19,289,076

                     STANDARD PARKING CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
         (in thousands, except for share and per share data)

                                                        Year Ended
                                                       December 31,
                                                    ------------------
                                                      2008      2007
                                                    --------  --------
 Operating activities
 Net income                                          $19,045   $17,373
 Adjustments to reconcile net income to net cash
  provided by operations:
  Depreciation and amortization                        5,475     5,187
  Loss (gain) on sale of assets                          525      (474)
  Amortization of debt issuance costs                    449       275
  Non-cash stock-based compensation                    1,509       463
  Write off of debt issuance costs                        13        --
  Provision  for losses on accounts receivable           250       202
  Excess tax benefit related to stock option
   exercises                                            (878)   (1,030)
  Deferred income taxes                                7,644     8,945
   Changes in operating assets and liabilities:
    Notes and accounts receivable                     (4,568)   (2,682)
    Prepaid assets                                       386      (473)
    Other assets                                      (3,020)   (2,171)
    Accounts payable                                   3,505     9,389
    Accrued liabilities                               (1,006)    1,269
                                                    --------  --------
 Net cash provided by operating activities            29,329    36,273

 Investing activities
 Purchase of leasehold improvements and equipment     (6,303)   (4,517)
 Proceeds from the sale of assets                        264       165
 Acquisitions                                         (6,318)   (6,202)
 Cost of contracts purchased                            (566)       --
 Contingent purchase payments                            (64)     (102)
                                                    --------  --------
 Net cash used in investing activities               (12,987)  (10,656)

 Financing activities
 Proceeds from exercise of stock options                 722       996
 Repurchase of common stock                          (60,024)  (22,119)
 Proceeds from (payments on) senior credit facility   46,450    (2,900)
 Payments on long-term borrowings                       (139)     (130)
 Payments of debt issuance costs                      (2,352)      (73)
 Payments on capital leases                           (1,550)   (2,285)
 Tax benefit related to stock option exercise            878     1,030
                                                    --------  --------
 Net cash used in financing activities               (16,015)  (25,481)
 Effect of exchange rate changes on cash and cash
  equivalents                                           (492)      272
                                                    --------  --------
 (Decrease) increase in cash and cash equivalents       (165)      408
 Cash and cash equivalents at beginning of year        8,466     8,058
                                                    --------  --------
 Cash and cash equivalents at end of year             $8,301    $8,466
                                                    ========  ========

 Cash paid for:
  Interest                                            $8,686    $7,240
  Income taxes                                         2,564     1,145
 Supplemental disclosures of non-cash activity:
  Debt issued for capital lease obligations               $0       $30

                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
    (in thousands, except for share and per share data, unaudited)

                                Three Months Ended  Twelve Months Ended
                                ------------------  --------------------
                                December  December  December  December
                                31, 2008  31, 2007  31, 2008  31, 2007
                                --------  --------  --------  --------
 Operating income                 $8,408    $9,467   $37,118   $35,532
  Depreciation and amortization,
   net of gain (loss)
  on sale of assets                1,570     1,418     6,059     4,713
  Non-cash compensation              524        41     1,509       463
  Income tax paid                   (172)     (206)   (2,564)   (1,145)
  Minority interest                  (27)      (88)     (148)     (446)
  Change in assets and
   liabilities                       970     2,526    (6,803)    4,595
  Purchase of leaseholds,
   equipment and cost of
   contracts and contingent
   purchase payments              (2,884)   (1,328)   (6,669)   (4,454)
                                --------  --------  --------  --------
 Operating cash flow              $8,389   $11,830   $28,502   $39,258
  Cash interest paid (before
  payment of debt issuance)       (1,723)   (2,153)   (6,334)   (7,167)
                                --------  --------  --------  --------
 Free cash flow(1)                $6,666    $9,677   $22,168   $32,091
  Decrease (increase) in cash
   and cash equivalents            3,050    (1,646)      165      (408)
                                --------  --------  --------  --------
 Free cash flow, net of change
  in cash                         $9,716    $8,031   $22,333   $31,683

 (Uses)/Sources of cash:
  Proceeds from (Payments on)
   senior credit facility        $14,000        $0   $46,450   ($2,900)
  (Payments) on other borrowings    (346)     (567)   (1,689)   (2,415)
  (Payments) of debt issuance
   costs                              (3)      (38)   (2,352)      (73)
  Proceeds from exercise of
   stock options                      --       148       722       996
  Tax benefit related to stock
   option exercises                   --       (11)      878     1,030
  (Repurchase) of common stock   (22,512)   (7,123)  (60,024)  (22,119)
  (Payments) on acquisitions        (855)     (440)   (6,318)   (6,202)
                                --------  --------  --------  --------
 Total (uses) of cash            ($9,716)  ($8,031) ($22,333) ($31,683)

 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow
                         Twelve Months    Nine Months    Three Months
                            Ended           Ended           Ended
                         December 31,    September 30,   December 31,
                             2008            2008            2008
                        --------------  --------------  --------------
 Net cash provided by
  operating activities        $29,329         $19,446          $9,883
 Net cash (used in)
  investing activities        (12,987)         (9,248)         (3,739)
 Acquisitions                   6,318           5,463             855
 Effect of exchange
  rate changes on cash
  and cash equivalents           (492)           (159)           (333)
                        --------------  --------------  --------------
 Free cash flow               $22,168         $15,502          $6,666

                         Twelve Months    Nine Months    Three Months
                            Ended           Ended           Ended
                         December 31,    September 30,   December 31,
                             2007            2008            2007
                        --------------  --------------  --------------
 Net cash provided by
  operating activities        $36,273         $25,364         $10,909
 Net cash (used in)
  investing activities        (10,656)         (8,888)         (1,768)
 Acquisitions                   6,202           5,762             440
 Effect of exchange
  rate changes on cash
  and cash equivalents            272             176              96
                        --------------  --------------  --------------
 Free cash flow               $32,091         $22,414          $9,677

                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                              December 31,  December 31,  December 31,
                                  2008          2007          2006
                              ------------  ------------  ------------
 Managed facilities                  1,986         1,893         1,733
 Leased facilities                     229           238           245
                              ------------  ------------  ------------
 Total facilities                    2,215         2,131         1,978

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com